Exhibit 10(*e)(3)

Award Summary

Executive Long-Term Incentive Program Grant (Officers)

«First_Name» «Last_Name»

Date of Agreement and Award: January 1, 2005

Value on Date of Grant:	«Approved_Value_»

Performance Shares

Number of Performance Shares:	«Performance_Shares_»

Vesting Date of All Performance Shares Earned:

-	on or after Compensation Committee approval following the first earnings release after 1/1/08

Performance Shares Earned if Annual Target Performance is Achieved:

-	1/3 of grant on or after Compensation Committee approval following the first earnings release after each of the following dates: 1/1/06, 1/1/07 and 1/1/08

Performance Shares Earned if Three-Year Cumulative Performance between Threshold and Maximum is Achieved:

-	25% - 150% of grant (net of shares earned for Annual Achievement) on or after Compensation Committee approval following the first earnings release after 1/1/08

An example of performance share vesting can be found in the 2005 E-LTIP communication materials.

*	Notwithstanding the above at the Company’s discretion, Employee may irrevocably elect, on or before June 30, 2005, to defer receipt of Common Stock in connection with Performance Shares in the manner described to the Employee in writing in the Deferral Form.

*	Performance measures which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance shall be determined by the Committee in its sole discretion.

XEROX CONFIDENTIAL